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               EXHIBIT 15 - INDEPENDENT ACCOUNTANTS' REVIEW REPORT



Board of Directors and Shareholders
Cubic Corporation


We have reviewed the accompanying condensed consolidated balance sheet of Cubic Corporation as of June 30, 1999, the related condensed consolidated statements of income for the three and nine-month periods ended June 30, 1999 and 1998, and the condensed consolidated statements of cash flows for the nine-month periods ended June 30, 1999 and 1998. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Cubic Corporation as of September 30, 1998 and the related consolidated statements of income, retained earnings, and cash flows for the year then ended (not presented herein) and in our report dated November 25, 1998, except for the second paragraph of Note 11, as to which the date is December 7, 1998, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet at September 30, 1998, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                                              ERNST & YOUNG LLP


San Diego, California
August 5, 1999